EXHIBIT 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

NHMD Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value	Rule 457(o)	2,000,000,000	$0.001	$2,000,000	$92.70 per $1,000,000	$185.40
Total Offering Amounts					$2,000,000		$185.40
Total Fee Offsets							$0.00
Net Fee Due							$185.40

(1)

An indeterminate number of additional shares of Common Stock shall be issue-able pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act, the offering price was determined arbitrarily by the Company and was not based upon the Company’s net worth, total asset value, or any other objective measure of value based on accounting measurements.